EXHIBIT 23(B)

March 15, 2018
Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, NY 10017-3206
Re:    TIAA Real Estate Account Form S-1
Dear Ladies and Gentlemen:
We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus filed as a part of the registration statement on Form S-1 for the TIAA Real Estate Account, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,
/s/ Dechert LLP

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